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                                                                   EXHIBIT 10.24

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 9, 2002, by and among PRONATIONAL INSURANCE COMPANY, a Michigan insurance company ("Parent"), MEEMIC MERGER CORP., a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and MEEMIC HOLDINGS, INC., a Michigan corporation (the "Company").

         WHEREAS, upon the terms and subject to the conditions of this Agreement, including approval of this Agreement by the Company's shareholders, the Company proposes to make a tender offer to purchase all of the issued and outstanding shares of Common Stock of the Company other than those held by ProNational Insurance Company (the "Offer") at a price per share of $29.00, net to the shareholders in cash;

         WHEREAS, upon the terms and subject to the conditions of this Agreement, including completion of the Offer, the parties intend for Sub to merged with and into the Company and that the Company survive such merger as a wholly owned subsidiary of Parent;

         WHEREAS the Board of Directors and sole shareholder of Sub have approved this Agreement in accordance with the Michigan Business Corporation Act (the "MBCA") upon the terms and subject to the conditions set forth herein;

         WHEREAS the Board of Directors of Parent deems it advisable and in the best interests of its shareholder to consummate, and has approved, this Agreement;

         WHEREAS the Board of Directors of the Company, upon the recommendation of the Exploratory Committee of the Board, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of its shareholders, (ii) determined that, based on the written opinion of the Exploratory Committee's financial advisor, the consideration to be paid to the Independent Shareholders of the Company in the transactions contemplated by this Agreement is fair to such Independent Shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.02(a) hereof, to recommend to such shareholders their approval of this Agreement and acceptance of the Offer;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

SECTION 1.01. The Offer.

                  (a) Terms of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events set forth in Section 1.02 hereof (the "Tender Offer Conditions") shall have occurred and be continuing, as promptly as reasonably practicable following the receipt of the approval of shareholders of this Agreement described in Section 4.07, but in no event later than 10 business days after the public announcement of the receipt of such approval, the Company shall (i) commence (within the meaning of the applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer at a price per share of $29.00, net to the shareholders in cash (the "Offer Price"), (ii) upon commencement of the Offer, file Schedule TO and all other necessary documents with the Securities and Exchange Commission (the "SEC") and make all deliveries, mailings and telephonic notices required by the applicable rules under the Exchange Act in connection with the Offer (the "Offer Documents") and (iii) use its


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         commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Company to accept for payment and pay for any Company Common Stock tendered pursuant to the Offer will be subject to the satisfaction, or waiver by the Company, of the Tender Offer Conditions. The Offer shall remain open until the close of business on the date that is 20 business days (as required by Rule 13e-4 under the Exchange Act) after the commencement of the Offer (the "Expiration Time"), unless the Company shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, this Agreement or as may be required by applicable law, in which event the term "Expiration Time" shall mean the latest time and date as the Offer, as so extended, may expire. Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Tender Offer Conditions as of any Expiration Time, the Company will accept for payment and pay for all Company
         Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after such Expiration Time of the Offer. Notwithstanding the foregoing and subject to the applicable rules of the SEC and the terms and conditions of the Offer, the Company expressly reserves the right to delay payment for Company Common Stock in order to comply in whole or in part with applicable law. Any such delay shall be effected in compliance with Rule 13e-4(f)(5) under the Exchange Act. The Parent agrees that no Company Common Stock held by the Parent will be tendered in the Offer. If the payment for tendered Company Common Stock is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing such Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the purchase price therefore to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Company that such taxes either have been paid or are not applicable.

                  (b) Revisions to Terms of the Offer. Without the prior approval of the Company's Board, the Exploratory Committee and the Parent, the Company shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) amend the Offer Price,
         (iii) extend the Offer if all of the Tender Offer Conditions have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the Tender Offer Conditions or
         (vi) amend any other term of the Offer in a manner adverse to the Independent Shareholders. Notwithstanding the foregoing, the Company may, without the consent of the Parent, (A) extend the Offer, if at the scheduled Expiration Time of the Offer any of the Tender Offer Conditions shall have not been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other governmental entity applicable to the Offer, (C) waive any Tender Offer Condition.

                  (c) Offer Documents. The Company represents that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or Sub for inclusion in the Offer Documents. Each of Parent and Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect prior to the Expiration Time, and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

SECTION 1.02. Tender Offer Conditions. Notwithstanding any other provisions of the Offer, the Company shall not be required to accept for payment or, subject to any applicable rules of the SEC, pay for any tendered


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shares and may, subject to Section 1.01 and Article IX, terminate or amend the
Offer and/or delay the acceptance of shares for payment if any of the following events shall occur and be continuing at the Expiration Time:

                  (a) Regulatory Approval. (i) The Company shall not have received from the Office of Financial and Insurance Services of the State of Michigan approval of the Company's request for exemption from the Form A filing requirement in connection with the Merger and such approval shall be in full force and effect; or (ii) the Company shall not have received or obtained all authorizations, consents, orders or approvals of any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), the failure to obtain which would have a material adverse effect on Parent and its Subsidiaries or the Company and its Subsidiaries, in each case taken as a whole.

                  (b) Bank Consent. ProAssurance shall have determined that the transactions contemplated by this Agreement will result in the breach of the terms of the Credit Agreement, dated May 10, 2001, among ProAssurance, SouthTrust Bank, Bank of America, N.A. and the lenders named therein (the "ProAssurance Credit Agreement") and it shall not have received the necessary consent, waiver or approval, or such consent, waiver or approval shall not be in full force and effect at the Expiration Time such that the consummation of the Offer would result in a default thereunder.

                  (c) No Injunctions or Restraints. There shall be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger or holding that the Offer Price or the Merger Consideration is not adequate.

                  (d) Confirmation of Rating. The Company and the other insurance Subsidiaries of ProAssurance shall be rated lower than "A-" by A.M. Best Company and Standard & Poors, or shall have received notice from A.M. Best Company or Standard & Poors of their intention to lower the rating of the Company or the other insurance Subsidiaries of ProAssurance below "A-" after giving effect to the Offer or the Merger.

                  (e) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall not be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Expiration Time as though made on and as of the Expiration Time, except as otherwise contemplated by this Agreement.

                  (f) Termination of the Agreement. The Agreement shall have been terminated pursuant to clauses (b), (c), (d) or (f) of
         Section 9.01.

                                   ARTICLE II

                                   THE MERGER

SECTION 2.01. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Company and thereafter delivered to the Department of Consumer and Industry Services of the State of Michigan ("Bureau") for filing, as provided in the MBCA, as soon as practicable on or after the Closing Date (as defined below). The Merger shall become effective upon the filing of the Certificate of Merger with the Bureau or at such time thereafter as is agreed to between Parent and the Company and provided in the Certificate of Merger (the "Effective Time").


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SECTION 2.02. Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., Detroit time, as soon as practicable but no later than the third business day after all of the conditions set forth in Section 8.01 have been satisfied or waived (provided that the other closing conditions set forth in Article VIII have been met or waived as provided in Article VIII at or prior to the Closing); or such other date and time as shall be determined by the parties to be mutually satisfactory. The date of Closing determined pursuant to the above is referred to herein as the "Closing Date". The Closing shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit,
Michigan, unless another place is agreed to by the parties hereto.

SECTION 2.03. Effect of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company (the "Merger") and Company shall continue as the surviving corporation (the Company is sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 724 of the MBCA.

SECTION 2.04. Articles of Incorporation and Bylaws.

                  (a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The bylaws of the Company as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 2.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III

                    CONVERSION OR CANCELLATION OF SECURITIES

SECTION 3.01. Conversion or Cancellation of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value, of the Company (the "Company Common Stock") or capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become the same number of shares of fully paid and nonassessable shares of common stock of the Surviving Corporation.

                  (b) Cancellation of Parent-Owned Stock. All shares of Company Common Stock that are owned by Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive $29.00 per share (the "Merger Consideration") in cash without interest. As of the Effective Time, all such shares shall no longer be outstanding and shall


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         automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest.

                  (d) Options to Acquire Shares of Company Stock. At the Effective Time, each outstanding option to acquire shares of Company Common Stock (a "Company Option") shall become immediately exercisable in full, to the extent such option has not previously been exercised, and shall be converted into the right to receive in full settlement thereof, from the Company for each share of Company Common Stock for which such Company Option is exercisable, an amount in cash equal to the excess of the Merger Consideration over the per share exercise price of such option, without interest (such amount being hereinafter referred to as the "Option Consideration"). The surrender of a Company Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option.

SECTION 3.02. Exchange of Certificates.

                  (a) Paying Agent. As soon as practicable following the approval by shareholders of this Agreement contemplated by Section 4.07, the Company shall designate a bank or trust company to act as paying agent in the Offer and the Merger (the "Paying Agent"), and the Company shall make available, or cause to made available, to the Paying Agent funds in amounts and at the times necessary for the payment of the consideration to be paid in the Offer pursuant to Section 1.01, and the Merger Consideration and Option Consideration pursuant to Sections 3.01(c) and 3.01(d), it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to, or at the direction of, the Company. Such funds shall be invested by the Paying Agent as directed by the Company, provided that such investments shall be obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than the Parent) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and to each holder of Company Options at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as the Company may specify) and (ii) instructions for use in effecting the surrender of the Certificates and Company Options in exchange for the Merger Consideration or Option Consideration, as applicable. Upon surrender of a Certificate or Company Option for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Company Option, as the case may be, shall be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to Section 3.01, and the Certificate or Company Option, as the case may be, so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate and


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         Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Option Consideration, respectively, without interest. No interest will be paid or will accrue on the Merger Consideration or Option Consideration.

                  (c) Return of Funds. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which has been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Company Options, as the case may be, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or the Option Consideration, as the case may be, payable upon due surrender of their Certificates or Company Options, as the case may be.

                  (d) No Further Ownership Rights in Company Common Stock or Company Options. All cash paid upon the surrender of Certificates or Company Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to (i) the shares of Company Common Stock theretofore represented by such Certificates or (ii) the Company Options, as the case may be. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Company Options are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
         Article III.

                  (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Sub as follows:

SECTION 4.01. Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.


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SECTION 4.02. Capitalization. As of the close of business on the date immediately preceding the date hereof, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, of which 6,683,563 shares are issued and outstanding and (ii) 120,000 shares of Company Common Stock are reserved for issuance upon exercise of the Company Options, all of which were granted under the Company's Stock Compensation Plan (the "Company Stock Plan"). All of the outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness convertible into securities having the right to vote ("Convertible Debt") of the Company are issued or outstanding. Except as set forth above, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Convertible Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries other than this Agreement.

SECTION 4.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject, with respect to the Merger, to the approval and adoption of this Agreement by the affirmative vote of not less than a majority of the outstanding shares of Company Common Stock and the affirmative vote of a majority of the outstanding shares of Company Common Stock owned by the Independent Shareholders. The "Independent Shareholders" are the shareholders of the Company Common Stock other than ProAssurance Corporation ("ProAssurance") and persons who are "affiliates" or "associates" of ProAssurance, as those terms are used in Article VIII of the Company's articles of incorporation). The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than as aforesaid). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.04. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the MBCA, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (a) violate any provision of the articles of incorporation or bylaws of the Company or of any of its Subsidiaries, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of (c) or (d) for


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violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

SECTION 4.05. SEC Reports and Financial Statements. Each of the Company and its Subsidiaries has filed with the SEC and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1999, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

SECTION 4.06. Opinion of Financial Advisor. The Exploratory Committee of the Company's Board of Directors has received the opinion of Raymond James & Associates, Inc., dated June 18, 2002, to the effect that, as of such date, the consideration to be received pursuant to the Offer and the Merger by the Independent Shareholders is fair to the Independent Shareholders from a financial point of view.

SECTION 4.07. Vote Required. The affirmative vote of the holders of both (a) a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (b) a majority of the outstanding shares of Company Common Stock held by the Independent Shareholders are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant, jointly and severally, to the Company as follows:

SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

SECTION 5.02. Authority. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and constitutes a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against Parent and Sub in accordance with its respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of court before which any proceeding therefor may be brought.

SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the MBCA, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will
(a) violate any provision of the respective articles of incorporation or bylaws of Parent and Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement), (c) except for the ProAssurance Credit Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Affiliates is a party or by which any of them or any of their properties or assets may be bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Affiliates or any of their properties or assets, except in the case of (c) and
(d) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. As used in this Agreement, an "Affiliate" of an entity is any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the entity.

SECTION 5.04. Information. None of the information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Company's Proxy Statement for the annual meeting of its shareholders at which the Merger will be considered (the "Proxy Statement"), (ii) the Schedule 13E-3 or (iii) the Other Filings will, at the respective dates filed with the SEC or such other Governmental Entity, and with respect to the Proxy Statement, on the date mailed to shareholders and at the time of the meeting of the Company's shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5.05. Ownership and Interim Operations of Sub. The only class of capital stock of Sub authorized for issuance is common stock. There are 100 shares of Sub common stock issued and outstanding, all of which is directly owned by Parent. Sub was formed solely for the purpose of engaging in the Merger, has no assets or liabilities and has engaged in no other business activities.

SECTION 5.06. Ownership of Common Stock. Parent owns, beneficially and of record, 5,610,045 shares of Company Common Stock. No "affiliate" or "associate" (as those terms are used in Article VIII of the Company's articles of incorporation) of ProAssurance, other than Parent and persons who are directors and officers of the Company and its Subsidiaries, own, beneficially or of record, any Company Common Stock.

                                   ARTICLE VI

                                    COVENANTS

SECTION 6.01. Operate in Ordinary Course. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) (a) the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time; and (b) the Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date hereof and (ii) the issuance by a wholly owned Subsidiary of its capital stock to its parent.

SECTION 6.02. Fiduciary Out.

                  (a) Except as set forth in this Section 6.02(a), neither the Board of Directors of the Company nor any committee thereof shall
         (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or committee of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company or a committee thereof determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders, the Board of Directors or such committee may withdraw or modify its approval or recommendation of this Agreement, approve or recommend a Takeover Proposal or cause the Company to enter into an agreement with respect to a Takeover Proposal. In evaluating any unsolicited Takeover Proposal, the Company's Board of Directors or any committee thereof may consider any statement or indication from or on behalf of Parent that it will not agree to such Takeover Proposal, provided that such fact shall not prevent the Company's Board of Directors from taking any action permitted pursuant to this Section 6.02(a). For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or any of its Affiliates) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of 50% or more of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of Company Common Stock, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transaction contemplated hereby.

                  (b) The Company and Parent shall each immediately advise the other orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, received by them or any of their Affiliates and shall (i) describe the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry and (ii) immediately deliver to the other a copy of any such request, Takeover Proposal or inquiry made in writing. The Company and Parent will each keep the other fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                  (c) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(a), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

SECTION 7.01. Preparation of the Proxy Statement and Schedule 13E-3. The Company shall promptly prepare and file with the SEC preliminary and final versions of the Proxy Statement and a Schedule 13E-3 relating to the Merger (the "Schedule 13E-3"). The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders at the earliest practicable date. The Company shall cooperate and consult with Parent with respect to the Proxy Statement and the Schedule 13E-3 and any related SEC comments. The Company covenants that (a) the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and (b) as of the date of mailing of the Proxy Statement and at the time of the meeting of the Company's shareholders to be held in connection with the Merger, the Proxy Statement and the Schedule 13E-3 will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation is made by the Company with respect to any information included in the Proxy Statement and the
Schedule 13E-3 regarding Parent or its Subsidiaries supplied by Parent in writing specifically for inclusion in the Proxy Statement and the Schedule 13E-3.

SECTION 7.02. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

SECTION 7.03. Shareholders Meeting. The Company shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger. Subject to Section 6.02(a), the Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and shall use its commercially reasonable efforts to hold such meeting as soon as reasonably practicable after the date hereof.

SECTION 7.04. Legal Conditions to Merger. Each of the Company, Parent and Sub will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with state insurance authorities and any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take, or cause to be taken, all commercially reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, including without limitation, any required waiver, consent or approval under the ProAssurance Credit Agreement.

SECTION 7.05. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

SECTION 7.06. Brokers or Finders. Each of Parent and the Company represents, as to itself and its Affiliates, that, as of the date of this Agreement, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Raymond James & Associates, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement). Each of Parent and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliates. In the event that Parent or any of its Affiliates engages an agent, broker, investment banker, financial advisor or other firm or person entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, Parent agrees to indemnify and hold harmless the Company from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or other expenses.

SECTION 7.07. Indemnification; Insurance.

                  (a) For a period of three years from the Effective Time, the Surviving Corporation, shall maintain in its Bylaws the provisions with respect to indemnification set forth in the Company's Bylaws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for such a period in any manner that would adversely affect the rights thereunder of persons who at the Effective Time were directors, officers, employees or agents of the Company (such persons being third-party beneficiaries of this Section 7.07) with respect to actions and omissions occurring prior to the Effective Time, unless such modification is required by law.

                  (b) For a period of three years from the Effective Time, the Surviving Corporation shall use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage. The Surviving Corporation may provide such coverage through ProAssurance's directors and officers' liability insurance policy, provided such policy provides substantially the same coverage as the terms of the Company's current insurance coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this
         Section 7.07(b) is unavailable for the Maximum D&O Premium (as defined below), the Surviving Corporation shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the Maximum D&O Premium. The Company will give to any director and officer covered by this Section 7.07, 30 days prior written notice of any reduction on coverage or cancellation of the directors' and officers' liability insurance referred to in this Section 7.07(b). For purposes of this Section 7.07(b), the "Maximum D&O Premium" shall be an amount not greater than 150% of the premium paid by the Company (on an annualized basis) for directors' and officers' liability insurance during the period from May 24, 2002 to the Effective Time.

SECTION 7.08. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, providing information, making all necessary filings under state laws, refraining from taking any action that would cause any of the representations and warranties not to be true and correct in all material respects at the Expiration Time and the Effective Time and using their commercially reasonable efforts to have any restraining order, injunction or other prohibition preventing the consummation of the Offer or the Merger vacated. In case at any time after the Expiration Time or the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement including without limitation, to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

SECTION 7.09. Transfer Taxes. Parent or Surviving Corporation agrees, subject to consummation of the Merger, to pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any Michigan or local real property transfer taxes and any other similar taxes that become payable by the shareholders of the Company, the Company or the Surviving Corporation in connection with the Merger. The Company and Parent shall cooperate in the preparation, execution and filing of any returns, questionnaires, applications and other documents related to such taxes required or permitted to be filed on or before the Effective Time.

SECTION 7.10. Subsequent Sale of the Company. Parent hereby represents, as of the date of this Agreement and as of the Closing Date, that neither it nor ProAssurance have any present intention of selling or otherwise disposing of the Company Common Stock owned by Parent or selling or otherwise disposing of all or substantially all of the Company's assets. Parent agrees, for itself and ProAssurance, that if, prior to the one-year anniversary of the Expiration Time of the Offer, either of them, directly or indirectly, sells or otherwise disposes, or agrees to sell or otherwise dispose, of the shares of capital stock of the Surviving Corporation or any of the Surviving Corporation's Subsidiaries beneficially owned by them following the Offer or Merger, or all or substantially all of the assets of the Surviving Corporation and its Subsidiaries, other than to ProAssurance or a Subsidiary of ProAssurance, for consideration valued (in the reasonable discretion of Parent's board of directors) at more than the sum of (a) $29.00 multiplied by the number of shares outstanding immediately prior to the Expiration Time, plus (b) the aggregate Option Consideration paid or to be paid based on the number of shares subject to Company Options outstanding immediately after the Expiration Time, then they will pay, to the Paying Agent, or a substitute agent (which shall be a bank or trust company) mutually satisfactory to Parent and the Company, for distribution on a pro rata basis to the shareholders whose shares were acquired by the Company in the Offer and, if the Effective Time has occurred, (x) the shareholders of record of Company Common Stock other than Parent and ProAssurance (and its Subsidiaries) at the Effective Time and (y) the holders of Company Options at the Effective Time, an amount determined as follows:

                  (A) If the Effective Time has not occurred, the amount payable shall be equal to (1) the amount by which the value of the consideration received by Parent and its Affiliates in such sale or disposition (as determined by Parent's board of directors in its reasonable discretion) exceeds the sum of clauses (a) and (b), multiplied by (2) the ratio of (i) the number of shares acquired by the Company pursuant to the Offer divided by (ii) the sum of the number of shares acquired by the Company pursuant to the Offer plus the number of shares outstanding immediately prior to the completion of such sale or disposition plus the number of shares subject to Company Options immediately prior to the completion of such sale or disposition.

                  (B) If the Effective Time has occurred, the amount payable shall be equal to (1) the amount by which the value of the consideration received by Parent and its Affiliates in such sale or disposition (as determined by Parent's board of directors in its reasonable discretion) exceeds the sum of clauses (a) and (b), multiplied by (2) the ratio of (i) the sum of the number of shares acquired by the Company pursuant to the Offer plus the number of shares outstanding, other than those beneficially owned by Parent or ProAssurance, at the Effective Time plus the number of shares subject to Company Options at the Effective Time, divided by (ii) the sum of the number of shares acquired by the Company pursuant to the Offer plus the number of shares outstanding at the Effective Time plus the number of shares subject to Company Options at the Effective Time.

         The shareholders and Company Option holders who are entitled to such payment pursuant to the foregoing provisions are expressly intended to be third-party beneficiaries of the provisions of this Section 7.10.

SECTION 7.11. Rating Confirmation. The Company and Parent shall, and shall cause their Affiliates to, seek and to use their commercially reasonable efforts to obtain confirmation from A. M. Best Company and Standard & Poors that the consummation of the Offer and Merger will not impair the current A. M. Best Company and Standard & Poors ratings of the Company or any of the other insurance Subsidiaries of ProAssurance.

SECTION 7.12. Other Filings. The Company, Parent and Sub, as the case may be, shall promptly file any other filings required under the Exchange Act or any other applicable law relating to the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, and will provide the other parties and their counsel with the opportunity to participate, including by way of discussions with the SEC or its Staff, in the response of such party to such comments with respect to any Other Filings or the transactions contemplated herein. Each of the Company, on the other hand, and Parent and Sub, on the other, shall use its commercially reasonable efforts to obtain and furnish the information required to be included in any Other Filings or the Merger.

                                  ARTICLE VIII

                                   CONDITIONS

SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock as required by the MBCA and (ii) a majority of the outstanding shares owned by the Independent Shareholders as required by the Company's Articles of Incorporation.

                  (b) Other Approvals. (i) The Office of Financial and Insurance Services of the State of Michigan shall have approved the Company's request for exemption from the Form A filing requirement in connection with the Merger and such approval shall be in full force and effect. (ii) The determination by ProAssurance that the transaction contemplated by this Agreement will not result in the breach of the terms of the ProAssurance Credit Agreement or, if ProAssurance determines that such transactions will result in such a breach, the required consent, waiver or approval shall have been obtained in connection with the ProAssurance Credit Agreement and shall be in full force and effect such that the consummation of the Merger and the other transactions contemplated hereby will not result in a default thereunder. (iii) Other than the filing provided for by Section 2.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

                  (c) No Injunctions or Restraints. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Entity seeking to restrain, prohibit, invalidate or collect damages arising out of the Merger or other transactions hereunder, and there shall be in effect no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or holding that the Merger Consideration is not adequate.

                  (d) Confirmation of Rating. The Company and the other insurance Subsidiaries of ProAssurance shall not be rated lower than "A-" by A.M. Best Company and Standard & Poors, nor shall the Company or ProAssurance have received notice from A.M. Best Company or Standard & Poors of their intention to lower the rating of the Company or any of the other insurance Subsidiaries of ProAssurance below "A-" after giving effect to the Offer or the Merger.

SECTION 8.02. Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or except, as to any failure to be true and correct, to the extent that Parent or Sub had knowledge of such failure to be true and correct as of the date hereof) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Officer's Certificate. Parent and Sub shall have received a certificate signed by an executive officer of the Company to the effect set forth in paragraphs (a) and (b) of this Section 8.02.

SECTION 8.03. Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Officer's Certificate. The Company shall have received a certificate signed by an executive officer of each of Parent and Sub to the effect set forth in paragraphs (a) and (b) of this Section 8.03.

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with this Agreement by the shareholders of the Company:

                  (a)      by mutual consent of Parent and the Company;

                  (b) (i) by either Parent or the Company if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach shall not have been cured within two business days following receipt by the breaching party of notice of such breach, or (ii) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

                  (c) by either Parent or the Company if the Company's Board of Directors takes any of the actions permitted by Section 6.02(a); provided the Company may so terminate only if it has complied with all the provisions of Section 6.02(b);

                  (d) by either Parent or the Company if the Offer or Merger shall not have been consummated on or before December 31, 2002;

                  (e) by either Parent or the Company if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof; or

                  (f) by either Parent or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy if, but only if, such party has used its commercially reasonable efforts and acted in good faith in attempting to satisfy all such conditions and if such party is not then in breach or default in any material respect of this Agreement.

SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01 prior to the purchase of the shares of Common Stock tendered in the Offer, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination and except that the last sentence of Section 7.02 and all of Sections 7.05 and 7.06 shall continue in effect. In the event of a termination of this Agreement after the purchase of the shares of Common Stock tendered in the Offer but before the Effective Time of the Merger, such purchase shall not be rescinded or otherwise affected, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination and except that Sections 7.02, 7.05, 7.06 and 7.10 shall continue in effect to the extent applicable.

SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval in accordance with Section 8.01(a). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.

                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.01, 3.02, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10 and this Section 10.01.

SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to

                  ProNational Insurance Company
                  2600 Professionals Drive
                  P.O. Box 150
                  Okemos, Michigan 48805-0150
                  Attention: President
                  Telecopy No.: (517) 349-8977

                  with a copy to:

                  Burr & Forman LLP
                  420 North 20th Street, Suite 3100
                  Birmingham, Alabama 35203
                  Attention: Jack P. Stephenson, Jr.
                  Telecopy No.: (205) 458-5100

                  (b)      if to the Company, to

                  Meemic Holdings, Inc.
                  691 N. Squirrel Road
                  Suite 100
                  Auburn Hills, Michigan 48326-2849
                  Attention: President
                  Telecopy No.: (248) 373-5700

                  with a copy to

                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, Michigan 48243-1668
                  Attention: Mark A. Metz, Esq.
                  Telecopy No.: (313) 568-6915

SECTION 10.03. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Sections 7.07 and 7.10, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 10.04. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan without regard to applicable conflicts of law principles.

SECTION 10.05. Publicity. Except as otherwise required by law or the rules of the Nasdaq Stock Market or the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

SECTION 10.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.07. Definitions. The following defined terms used in this Agreement are defined in the sections set forth below:

DEFINITIONS.                                              SECTION NO.
                                                          -----------
Affiliates................................................  5.03
Agreement.................................................  Preamble
Bureau....................................................  2.01
Certificate of Merger.....................................  2.01
Certificates..............................................  3.02(b)
Closing...................................................  2.02
Closing Date..............................................  2.02
Company...................................................  Preamble
Company Common Stock......................................  3.01
Company's Financial Advisor...............................  1.02(b)
Company Option............................................  3.01(d)
Company Stock Plan........................................  4.02
Company SEC Documents.....................................  4.05
Convertible Debt..........................................  4.02
Effective Time............................................  2.01
Exchange Act..............................................  1.01(a)
Expiration Time...........................................  1.1(a)
Governmental Entity.......................................  1.02(a)
Independent Shareholders..................................  4.03
Maximum D&O Premium.......................................  7.07(b)
MBCA......................................................  Preamble
Merger....................................................  2.03
Merger Consideration......................................  3.01(c)
Minimum Condition.........................................  Annex 1
Offer.....................................................  Preamble
Offer Documents...........................................  1.01(a)
Offer Price...............................................  1.01(a)
Option Consideration......................................  3.01(d)
Other Filings.............................................  7.12
Parent....................................................  Preamble
Paying Agent..............................................  3.02(a)
ProAssurance..............................................  4.03
ProAssurance Credit Agreement.............................  4.03
Proxy Statement...........................................  5.04
Schedule 13E-3............................................  7.01
SEC.......................................................  1.01(a)
Securities Act............................................  4.05
Sub.......................................................  Preamble
Subsidiary................................................  4.01
Surviving Corporation.....................................  2.03
Takeover Proposal.........................................  6.02(a)
Tender Offer Conditions...................................  1.01(a)

         IN WITNESS WHEREOF Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        PRONATIONAL INSURANCE COMPANY
                                        By:

                                               Name: Victor T. Adamo
                                               Title: President & CEO
                                        MEEMIC MERGER CORP.
                                        By:

                                               Name: Victor T. Adamo
                                               Title: Incorporator
                                        MEEMIC HOLDINGS, INC.
                                        By:

                                               Name: Lynn M. Kalinowski
                                               Title: President

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER,
                            DATED AS OF JULY 9, 2002,
                   BY AND AMONG PRONATIONAL INSURANCE COMPANY,
                  MEEMIC MERGER CORP. AND MEEMIC HOLDINGS, INC.

         This Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 9, 2002, by and among ProNational Insurance Company, Meemic Merger Corp. and MEEMIC Holdings, Inc. (the "Merger Agreement") is made as of this 18th day of September, 2002.

         WHEREAS, each of the parties desires to amend Section 9.01(d) of the Merger Agreement to change the date therein from December 31, 2002 to February 28, 2003; and

         WHEREAS, Section 9.03 of the Merger Agreement provides that an amendment thereof must be in writing and signed by each of the parties thereto;

         NOW THEREFORE, the parties to the Merger Agreement hereby amend Section 9.01(d) of the Merger Agreement to change the date therein from December 31, 2002 to February 28, 2003.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and delivered this Amendment as of the date and year first above written.

                                        PRONATIONAL INSURANCE COMPANY
                                        By:

                                               Victor T. Adamo
                                        Its:    President
                                        MEEMIC MERGER CORP.
                                        By:

                                               Victor T. Adamo
                                        Its:    Incorporator
                                        MEEMIC HOLDINGS, INC.
                                        By:

                                               Lynn M. Kalinowski

                                        Its:    President